Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Planet Labs PBC 2021 Incentive Award Plan and the Planet Labs PBC 2021 Employee Stock Purchase Plan of our reports dated March 30, 2023, with respect to the consolidated financial statements of Planet Labs PBC and the effectiveness of internal control over financial reporting of Planet Labs PBC included in its Annual Report (Form 10-K) for the year ended January 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
March 30, 2023